Exhibit (4)(B)

TIAA-CREF Life Insurance Company

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-223-1200]

Endorsement to Your Individual Deferred Annuity Contract

This endorsement is attached to your TIAA-CREF Life Contract becomes a part of it.

The purpose of this endorsement is to make modifications to your contract to accommodate and clarify your ability to partially annuitize your contract. PLEASE READ THE RIDER. IT IS IMPORTANT.

The following sentence replaces the single-sentence second paragraph in the General Description section:

You may withdraw all or part of your contract accumulation.

The following replaces the fifth paragraph in the General Description section:

If the annuitant or either owner dies while there is a contract accumulation available under your contract, we will pay a death benefit as described in the contract and this endorsement. You may have elected an optional guaranteed minimum death benefit when this contract was issued.

The Annuity Starting Date section is replaced with the following:

The Annuity Starting Date for an income option is the date on which you begin to receive income benefits under an income option.

The Beneficiaries section is replaced with the following:

Beneficiaries are persons you name, in a form satisfactory to us, to

A) receive the death benefit as death benefit payees if either owner dies while there is a contract accumulation available and the annuitant is alive; or

B) become owners, and receive any benefits remaining due as if the last surviving owner dies while payments remain due under an Income Option; or

At any time you may name, change, add or delete beneficiaries, by written notice to us, as explained in section 62 of your contract.

You can name two classes of beneficiaries, primary and contingent, which set the priority of payment or ownership. Any surviving primary beneficiaries become your “beneficiaries.” If no primary beneficiary survives, your “beneficiaries” are the surviving contingent beneficiaries. If a class contains more than one person, the then-living persons in the class will receive the death benefit or become owners in equal shares, unless you provide otherwise. The shares of any beneficiaries in a class who do not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you’ve provided for these beneficiaries to receive unequal shares.

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No living beneficiaries. If the death benefit becomes payable while the annuitant is alive, and none of your beneficiaries is alive, or you never named a beneficiary, the death benefit will be paid to the surviving owner, if any, or else to the estate of the last surviving owner.

If the last surviving owner dies while payments remain due under any income option and if none of the beneficiaries you named is alive after the death of the last surviving owner, or you never named a beneficiary, the commuted value of any income benefit remaining due will be paid to the estate of the last surviving owner in one sum.

Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed or fixed period will be paid to the person named by you or the beneficiary to receive them, by written notice to us, as explained in section 62 of your contract. The commuted value of these payments may be paid in one sum unless we are directed otherwise.

If no one has been named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.

If a person receiving these payments dies before the end of the guaranteed or fixed period, the commuted value of any payments still due that person will be paid to any other person named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last person who was receiving these payments.

The first paragraph of the Death Benefit Payees section is replaced with the following:

The Death Benefit Payees are persons or entities that receive the death benefit. If either owner dies while there is still a contract accumulation available under your contract, the beneficiaries will be the death benefit payees. If the annuitant dies before either owner, and the annuitant is not the owner, the owner(s) will be the death benefit payee(s).

The first and second sentences of the Premiums section are replaced with the following:

Premiums for this contract may be any amount not less than [$50]. We may limit the amount of premiums to this contract to [$1,000,000] in any calendar year. Once your entire contract accumulation has been applied to begin payment of an income benefit or death benefit, or has been otherwise withdrawn, we will not accept any additional premiums under your contract.

The Contract Accumulation section is replaced with the following:

Your Contract Accumulation is equal to the sum of your investment account accumulations. The fixed account is not available for accumulation. Once your entire contract accumulation has been applied to begin payment of an income benefit or death benefit, or has been otherwise withdrawn, we will have fulfilled all obligations concerning your contract accumulation.

The Starting the Income Benefit section is replaced with the following:

Starting the Income Benefit. Payment of the income benefit will begin as of the annuity starting date you have chosen for that income option, if the primary owner, joint owner (if any), and the annuitant are then living and:

A)	you have chosen one of the income options set forth in section 40; and

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B)	if you choose a one-life annuity, we have received due proof of the annuitant’s age; and
C)	if you choose a two-life annuity, we have received due proof of the annuitant’s age and the second annuitant’s age.

You may change the annuity starting date for an income option at any time on or before the day the income benefit begins, by written notice to us, as explained in section 62. You may change the annuity starting date to be the first day that we make available for starting annuity payments, in any month, that is at least ten days following the date of the change, but not to a month:

A) earlier than fourteen months after the date of issue shown on page 3; or

B) later than the annuitant’s ninetieth birthday, or for a fixed period annuity the annuitant’s ninety- fifth birthday.

  If you have a contract accumulation, and have chosen a life annuity option for which you have not chosen an annuity starting date prior to the first available day of the month in which the annuitant turns age 90 you will be deemed to have chosen that date as the annuity starting date.

  If you have a contract accumulation, and have chosen a fixed period annuity option for which you have not chosen an annuity starting date prior to the first available day of the month in which the annuitant turns age 95 you will be deemed to have chosen that date as the annuity starting date, if allowed under applicable law.

The last paragraph of the Income Options section is replaced with the following:

Automatic Election Provision. If, as of the latest annuity starting date determined in accordance with the Starting the Income Benefit section above, you have a contract accumulation, and you have not chosen one of the income options described in this contract, you will be deemed to have chosen a fixed period annuity with a ten-year guaranteed period, or a shorter period if required to meet federal tax law.

The Distribution Requirements upon Death of the Owner section is replaced with the following language through item 4 below:

Distribution Requirements Upon Death of the Owner. This section limits the otherwise applicable terms of the contract to the extent necessary to comply with section 72(s) of the Code. Nothing in this section creates additional distribution options or other rights not otherwise expressly set forth in the contract. Notwithstanding any other provision in this endorsement or the contract to which it is attached, the contract and this endorsement will in all events be interpreted and administered in accordance with section 72(s) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Death of Any Owner before Annuity Starting Date. If any owner of this contract dies while this contract is in force and before the annuity starting date, the following provisions apply:

a.

If the sole beneficiary under the contract is the deceased owner’s surviving spouse and the terms of the contract so permit, this contract may continue and no death benefit will be paid. A sole beneficiary who is the deceased owner’s spouse may also choose not to

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continue the contract and to be paid the death benefit in a lump sum within five years of the deceased owner’s date of death. The contract will automatically continue, if the terms of the contract so permit, if a deceased owner’s spouse who is the sole beneficiary under the contract does not make a death benefit election within 60 days of the date we receive due proof of death. If the contract is continued, the deceased owner’s spouse will become the new owner of the contract and, if the deceased owner was also the annuitant, the deceased owner’s spouse will also be the annuitant.

b.	If the terms of the contract so permit, a beneficiary who is a death benefit payee may elect to have payments distributed over the lifetime of such beneficiary, or over a period not extending beyond such beneficiary’s life expectancy, provided that payments begin within one year after the date of the deceased owner’s death.

c.	In all other cases, the death benefit will be distributed to those beneficiaries who are death benefit payee(s) in a lump sum within five years of the deceased owner’s death.

d.	If the deceased owner was also an annuitant, the death benefit will be paid pursuant to the distribution provisions in this Death of Any Owner Before the Annuity Starting Date provision, in lieu of any contract distribution provision regarding the payment of the death benefit when an annuitant who is not an owner dies before the annuity starting date.

2.	Death of Any Owner on or After Annuity Starting Date. If any owner dies on or after the annuity starting date but before all benefits under this contract have been distributed, any income benefit remaining will be distributed at least as rapidly as under the income option in effect at the time of the deceased owner’s death.

3.	Non-Natural Owner. For purposes of this section, if any owner of this contract is not an individual (for example, a trust or corporation), the death of any annuitant shall be treated as the death of an owner.

4.	Termination of Contract. Upon payment of the death benefit, this contact shall terminate and we will have no further obligations to you.

The first paragraph of the Availability of the Death Benefit section is replaced with the following:

If the annuitant or either owner dies while there is a contract accumulation available under your contract, the death benefit will become available to the death benefit payees.

The Transfers, Withdrawals, and Automatic Account Rebalancing sections of Part G are modified so that their respective first sentences do not limit their availability to being prior to the day your income benefits begin. Rather, they are available while you have a contract accumulation eligible for such transactions under your contract.

The Reports section is replaced with the following:

Reports. At least once each year, while you have a contract accumulation available under your contract, we will provide you with a report for the calendar year just ended. It will provide a statement of the investments

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held in the separate account, and it will show the value of your contract accumulation, the death benefit, and for each investment account accumulation, the value of your accumulation and the value of one accumulation unit applicable to your contract.

The Assignment section is replaced with the following:

Assignment. Subject to our prior approval, you may assign this contract only to the extent that there is a contract accumulation available under this contract and only in connection with that contract accumulation. We assume no responsibility for the validity of any such assignment, nor will we be charged with notice of any assignment unless it is in writing and has been received and approved by us. The rights of the owners, annuitant, any second annuitant, any beneficiaries and any other person to receive benefits under this contract will be subject to the terms of any assignment. You should consult your tax advisor before making any assignment of this contract.

Payments made under an income option may not be assigned.

Conformity with Interstate Insurance Product Regulation Commission (IIPRC) Standards

This rider was approved under the authority of the IIPRC and issued under the Commission standards. Any provision of this rider that, on the provision’s effective date, is in conflict with IIPRC standards for Individual Deferred Variable Annuity Contract is hereby amended to conform to such standards as of the provision’s effective date.

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